CARPATSKY PETROLEUM, INC.
                        6671 SOUTHWEST FREEWAY, SUITE 303
                              HOUSTON, TEXAS 77074
                       (713) 981-9595 - FAX (713) 981-8670
--------------------------------------------------------------------------------



May 20, 1999



Mr. Patrick J. Duncan, President
Pease Oil & Gas Company
751 Horizon Court, Suite 203
P.O. Box 60219
Grand Junction, Colorado 81506-8758

Dear Mr. Duncan:

         Based upon information exchanged and continued discussions addressing business philosophy, corporate goals and relative asset valuations, this letter is intended to set forth the principal terms of a merger of Carpatsky Petroleum, Inc. ("Carpatsky") with and into Pease Oil & Gas Co. ("Pease").

          1. Pursuant to the merger transaction (the "Transaction") Carpatsky will become a wholly-owned subsidiary of Pease in a transaction in which all of the issued and outstanding Carpatsky common stock shall be converted in that number of shares representing 78.67% of the total issued and outstanding shares of Pease after completion of the Transaction (the "Shares"), issuable pro rata in proportion to the number of shares of Carpatsky stock held by each of the shareholders of Carpatsky. Upon consummation of the Transaction, the holders of the Series B 5% PIK Cumulative Convertible Preferred Stock of Pease (the "Preferred Stock") shall exchange their shares into common stock representing 18% of enlarged company. All outstanding options and warrants of both companies will remain exercisable, however the exercise price and number of shares of the enlarged company to be received upon such exercise shall be adjusted to reflect the effect of the Transaction. The Transaction is intended to qualify as a "tax-free" reorganization under the Internal Revenue Code of 1986, as amended. Upon consummation of the transaction Pease shall change its name as mutually agreed by both parties. The combined entities will hereinafter be referred to as "Newco".

2. The Transaction shall be conditioned upon:
         (i) Delivery to Pease of a reserve valuation report of Carpatsky's interest in oil and gas assets in the Republic of Ukraine prepared  by  Ryder  Scott  Co.  disclosing  a  value  of such reserves of not less than $45 million, determined in accordance with U.S. Securities and Exchange Commission regulation, and

         (ii) Inclusion in the merger agreement of a provision granting to the Pease common stockholders limited rights to protect against excessive dilution in the initial capital raising endeavor post closing of the transaction.

3. Pease shall use its best efforts to cause the terms of its outstanding Convertible Debentures to be modified to: (i) extend the maturity by an additional twenty-four (24) months and (ii) reduce the strike price for conversion of such debt into common stock.

4. Each party shall commence due diligence as soon as practical after execution of this letter of intent with the objective of completing the same within thirty (30) days.

5. Upon consummation of the Transaction, the board of directors of Newco shall be reorganized to consist of not more than five (5) directors. One of the directors shall, with the consent of Carpatsky, be appointed by Pease. The director shall serve until the year 2000 annual meeting of shareholders of Newco, unless sooner removed for cause by the shareholders of Newco. As used in the preceding sentence "cause" shall mean any act or omission which constitutes gross negligence or wilful misconduct. The board of directors of Newco, as so reconstituted, shall select all members of management of Newco.

6. Whether or not the Transaction is consummated, each of the parties hereto will pay its respective costs and expenses associated with the negotiation, preparation, execution and delivery of the definitive agreement respecting the subject matter hereof and the consummation of the Transaction.

7. Subject to the terms of confidentiality as set forth in Paragraph 8, the parties agree to afford each other's management, auditors, legal counsel, and other authorized representatives reasonable access to their properties, records, and personnel in order to inspect, investigate, and audit the business records and operations of the other, each at their own respective cost and expense. The parties agree to conduct any such inspection, investigation, and audit in a reasonable manner, during regular hours so as not to disrupt the normal function of the parties' business.

8. During the course of the due diligence review, both Carpatsky and Pease will receive confidential and proprietary information about the other. Each of them shall at all times take all reasonable and necessary steps to safeguard the confidentiality and proprietary information of the other party disclosed by or on behalf of that party in connection with the proposed Transaction, that such information will be used solely for the purpose of evaluating the proposed Transaction, and that such information will not be disclosed to any third party without the prior written consent of the other party to the proposed Transaction; provided, however, that the parties may disclose information which at the time of disclosure is part of the public knowledge and readily accessible to third parties or information which is required by law to be disclosed. In the event the Transaction contemplated hereby is not consummated, both parties agree to return all documents (and copies thereof) containing such confidential information to each other (or certify to each other as to the destruction of such documents and copies) and to continue to maintain the confidentiality for all disclosed information. The undersigned acknowledge, however, that both are public companies and therefor subject to disclosure requirements and both agree that they can make such announcements as are required; provided, however, that both shall consult with each other as to content and form of any such disclosure prior to making any such announcements.

9. During the pendency of the Transaction neither Carpatsky nor Pease nor any of their respective officers, directors, or affiliates shall, directly or indirectly, purchase or sell or acquire or dispose of rights to purchase or sell either party's common stock in the public trading market for such stock, or from any shareholder.

10. In consideration of each party's expenditure of funds towards the investigation of the other party and the negotiation of a definitive agreement respecting the Transaction, neither party, nor its directors, officers, shareholders nor their respective affiliates, shall discuss the Transaction or seek or negotiate any alternative transaction nor enter into any negotiation, arrangement, or understanding with any third party with respect to the sale of the party's business or assets or any joint venture or similar transaction involving its business or assets. Each party hereby represents to the other that it has not entered into any agreement or understanding regarding a sale or other transfer of its business or assets or any joint venture or similar transaction involving its business or assets with any third party, which agreement or understanding is in effect on the date hereof, other than in the ordinary course of business, and each party hereby specifically agrees that it will not pursue any such transaction other than the Transaction described in this letter, until or unless the proposed Transaction has been abandoned by the mutual agreement of the parties.

11. Except as otherwise contemplated hereby, pending the execution and delivery of definitive agreements respecting the subject hereof, the parties agree (A) to conduct their respective businesses in the ordinary course and (B) without the prior written consent of the other, neither shall (i) change its capital structure, including, without limitation, by reclassifying its outstanding securities or by issuing additional shares of capital stock, securities convertible into shares of capital stock or other agreements, rights or options exercisable for or convertible into shares of capital, (ii) change the nature or rates of compensation of its management personnel, (iii) enter into new or amend prior employment contracts or severance agreements or arrangements with management personnel, (iv) declare or issue any dividends (in chase or securities) on any shares of capital stock, not arising in the ordinary course of the party's business without the prior written consent of the other party, (v) incur any bank indebtedness, other than pursuant to bank lines of credit previously established, provided that any such permitted indebtedness shall be incurred only in connection with the conduct of its business in the ordinary course, or (vi) sell or otherwise dispose of any material assets.

12. The foregoing sets forth the principal terms of the proposed merger of the parties hereto. The completion of the Transaction shall be subject to a number of customary conditions, including, without limitation, the satisfactory completion of an investigation and review of each party by the other; the negotiation and execution of definitive documents containing, among other matters, customary representations and warranties of each of the parties; the approval of all governmental and regulatory authorities; the filing and effectiveness of a prospectus/proxy statements for use in connection with the shareholders' meeting and the issuance of the Shares; the completion of audits, if required; the approval of the foregoing transaction by the respective boards of directors and shareholders; securing all requisite third party consents; and the absence of any litigation or other governmental proceeding which could result in a material adverse effect on either of the parties or which seeks to enjoin the consummation of the Transaction. However, the parties agree to use their respective best efforts to proceed as quickly as possible with the preparation, execution and delivery of a definitive agreement and the consummation of the Transaction. The understandings and agreement set forth in this letter shall be replaced by the provisions of definitive documents when approved by our respective Boards of Directors which shall be formally signed on behalf of the parties.

         If the foregoing accurately sets forth the understanding we have with respect to the proposed Transaction, please sign the letter in the space provided below and return it to the undersigned so that we can commence the preparation of the definitive agreement.

Pease Oil and Gas Company                       Carpatsky Petroleum, Inc.

         Executed on behalf of the                   Executed on behalf of the
                  Board of Directors                         Board of Directors

By:      /s/    William F. Warnick              By:    /s/ Fred Hofheinz
        Name and Title: Chairman                       Fred Hofheinz, Chairman